                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ]   Preliminary Proxy Statement


[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))


[X]   Definitive Proxy Statement


[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Sec. 240.14a-12

                          INSITUFORM TECHNOLOGIES, INC.
   -----------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:_____
            ____________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:)_______

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction: ___________________

      (5)   Total fee paid: ____________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:_____________________________________________

      (2)   Form, Schedule or Registration Statement No.:_______________________

      (3)   Filing Party:_______________________________________________________

      (4)   Date Filed:_________________________________________________________

                          INSITUFORM TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 27, 2005

TO THE OWNERS OF COMMON STOCK
OF INSITUFORM TECHNOLOGIES, INC.:

      You are invited to attend Insituform Technologies, Inc.'s 2005 annual meeting of stockholders. The meeting will be held on Wednesday, April 27, 2005, at 9:00 a.m. (local time) at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri.

      The purposes of this year's meeting are:

            (1)   to elect eight directors;

            (2) to approve an amendment to our restated certificate of incorporation to provide permissive indemnification for our employees and agents against liabilities, claims and expenses they incur while serving as our employees or agents;

            (3) to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005; and

            (4) to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

      The board of directors set March 1, 2005 as the record date for the meeting. This means that if you are an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting, and to vote at the meeting and any adjournment(s) of the meeting.

      If you do not expect to attend the meeting, please mark, sign, date and return the enclosed proxy card in the postage-paid envelope, so that your vote can be recorded.

                                             By Order of the Board of Directors,

                                             /s/ David F. Morris


                                             David F. Morris
                                             Secretary



Chesterfield, Missouri
March 24, 2005

                                 PROXY STATEMENT


      Insituform Technologies, Inc.'s board of directors is mailing this proxy statement and the proxy card to you to solicit proxies on its behalf to be voted at our 2005 annual meeting of stockholders, and at any adjournment(s) of the meeting. This proxy statement and the proxy card were first mailed on March 24, 2005. The meeting will be held on Wednesday, April 27, 2005 at 9:00 a.m. (local time) at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri, for the purposes listed in the accompanying notice.


      We will bear all costs relating to the solicitation of proxies. Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone. We may pay brokers and other persons holding shares of stock in their names, or the names of their nominees, for the reasonable expenses in sending soliciting material to their principals.

      Our executive office is located at 702 Spirit 40 Park Drive, Chesterfield, Missouri 63005.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING...............................   2
PROPOSAL 1: ELECTION OF DIRECTORS................................................   5
   Certain Information Concerning Nominees And Directors.........................   5
   Independent Directors.........................................................   7
   Non-Executive Chairman of the Board...........................................   7
   Board Meetings and Committees.................................................   8
   Corporate Governance - Corporate Governance Principles, Board Committee
   Charters, Code of Ethics and Business Code of Conduct.........................   9
DIRECTOR COMPENSATION............................................................  10
EXECUTIVE COMPENSATION...........................................................  11
   Summary Compensation Table....................................................  11
   Option/SAR Grants Table.......................................................  13
   Aggregate Option/SAR Exercises and Year-End Option/SAR Table..................  13
   Long-Term Incentive Plan Awards Table.........................................  14
CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS.........................  15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..........................  18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................  23
REPORT OF THE AUDIT COMMITTEE....................................................  23
PERFORMANCE GRAPH................................................................  25
INFORMATION CONCERNING CERTAIN STOCKHOLDERS......................................  26
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................  28
EQUITY COMPENSATION PLAN INFORMATION.............................................  28
PROPOSAL 2:  AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION..................  28
   Purpose of Amendment..........................................................  29
   Effect of Amendment...........................................................  29
   Text of Proposed Amendment....................................................  29
   Effectiveness of Amendment....................................................  29
   Approval of Proposal 2........................................................  29
PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.................  29
   Independent Auditors' Fees....................................................  30
   Approval of Proposal 3........................................................  31
OTHER MATTERS....................................................................  31
STOCKHOLDER PROPOSALS............................................................  31
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS........................................  32
APPENDIX A - AMENDMENT TO CERTIFICATE OF INCORPORATION...........................  A-1

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

WHO MAY VOTE?


      You may vote if you owned shares at the close of business on March 1, 2005, the record date for our 2005 annual meeting of stockholders. You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting. As of March 1, 2005, we had 26,811,355 shares of Class A common stock, $.01 par value, outstanding. We have no class or series of voting stock outstanding other than the common stock.


WHAT AM I VOTING ON?

            - First, you are voting to elect eight directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

                        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

            - Second, you are voting to approve an amendment to our restated certificate of incorporation. The amendment, if approved, will provide permissive indemnification for our employees and agents against liabilities, claims and expenses they incur while serving as our employees or agents.

                        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION.

            - Third, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005.

                        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
                        PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

            - In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

HOW DO I VOTE?

            - BY WRITTEN PROXY: You can vote by written proxy. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy. You can return your proxy card in the enclosed envelope, which requires no postage if mailed in the U.S.

            - IN PERSON: If you are a record stockholder, you can vote in person at the meeting.

WHAT IS THE DIFFERENCE BETWEEN A RECORD STOCKHOLDER AND A STOCKHOLDER WHO HOLDS SHARES IN STREET NAME?

            - If your shares are registered in your name, you are a record stockholder.

            - If your shares are in the name of your broker or bank, your shares are held in street name.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

      Directors are elected by a plurality vote. That means that the eight nominees who receive the most votes are elected. A majority vote is not required.

CAN I REVOKE MY PROXY?

      Yes. You can revoke your proxy by:

            - giving written notice to our corporate Secretary prior to the actual vote at the meeting,

            - delivering a later-dated proxy card prior to or at the meeting, or

            -     voting in person at the meeting.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

      The record date for the 2005 annual meeting of stockholders is March 1, 2005. The record date is set by our board of directors, as required by Delaware law. Record stockholders at the close of business on the record date are entitled to:

            -     receive notice of the meeting, and

            -     vote at the meeting, and at any adjournment(s) of the meeting.

WHAT IF I DO NOT SPECIFY MY VOTE WHEN I RETURN MY PROXY?

      You should specify your choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted "FOR" the election of all director nominees, "FOR" the amendment to our restated certificate of incorporation and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005.

HOW ARE DESIGNATIONS TO "WITHHOLD AUTHORITY" AND BROKER NON-VOTES COUNTED?

      If you designate on the proxy that you are "withholding authority" to vote for a director nominee or nominees, your shares will be counted as present for the purpose of determining the presence of a quorum for transacting business at the meeting.

      Broker "non-votes" will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on another matter presented at the meeting. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

            - has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

            -     does not have the discretionary voting power on the matter.

      As discussed above, a plurality of the votes cast is required for the election of directors, which means that the nominees with the eight highest vote totals will be elected as directors. As a result, a designation on the proxy that you are "withholding authority" for a director nominee or nominees will only have the effect of lowering the vote totals of the individual directors for whom authority is withheld.

WHAT IS A QUORUM?

      A majority of the outstanding shares of our common stock must be represented, in person or by proxy, at the meeting to constitute a quorum for purposes of conducting business at the meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS

      Our board of directors currently consists of ten directors. Based on the recommendation of the Corporate Governance & Nominating Committee, our board has approved a reduction in the number of directors on the board from ten to eight, effective upon the election of directors at the meeting, and has named eight director nominees in accordance with such approval. Stockholders will elect eight directors at the meeting, each to serve a term of one year or until a successor is elected and qualified. Each of the persons named on the accompanying proxy card intends to vote the shares represented thereby in favor of the eight nominees listed under "Certain Information Concerning Nominees and Directors" below, unless otherwise instructed in the proxy and, in any event, may not vote the shares for a greater number of persons than the eight nominees named.

      Each director nominee is presently serving as a director of Insituform. We have no reason to believe that any of the director nominees will be unable or will decline to serve. If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying proxy card will vote the shares represented by the proxy for another person duly nominated by our board, based on the recommendation of its Corporate Governance & Nominating Committee, to act in the nominee's place, or, if no other person is so nominated, to vote the shares only for the remaining nominees. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS


      Certain information concerning the nominees for election as directors is set forth below. This information was furnished to us by the nominees. No family relationship exists between any of our directors or executive officers.


   PAUL A. BIDDELMAN                                         Director since 1988
                                                                          Age 59

         President of Hanseatic Corporation (a private investment company);
         Director: Celadon Group, Inc. (truckload carrier), Six Flags, Inc. (a regional theme park company), Star Gas LLC (general partner of Star Gas Partners, L.P., a diversified energy distributor and services provider) and SystemOne Technologies Inc. (designer, manufacturer and seller of self-contained, recycling industrial parts washers).

         Chair of our Audit Committee and member of our Corporate Governance & Nominating Committee.

   STEPHEN P. CORTINOVIS                                     Director since 1997
                                                                          Age 55

         Partner of Bridley Capital Partners (a private equity firm); Senior Advisor to The Cypress Group (a private equity firm); Vice President International and President - Europe, Emerson Electric Co. (designer, manufacturer and seller of electrical, electromechanical and electronic products, systems and services) from before 1998 until 2001; Director:
         Plexus Corp.

         Member of our Compensation Committee and Corporate Governance & Nominating Committee.

   JOHN P. DUBINSKY                                          Director since 2002
                                                                          Age 61

         President and Chief Executive Officer of Westmoreland Associates, LLC (a financial consulting company) since 1999; President and Chief Executive Officer of CORTEX (a public purpose non-profit established to buy property for development of a biotechnology corridor in the St. Louis, Missouri area) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; Chairman, President and Chief Executive Officer of Mercantile Bank from before 1998 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999; previously, President and CEO of Mark Twain Bancshares, Inc.; Vice
         Chairman: BJC HealthCare; Director: Stifel Financial Corp.; Trustee:
         Barnes-Jewish Hospital and Washington University.

         Chair of our Strategic Planning Committee and member of our Compensation Committee.

   JUANITA H. HINSHAW                                        Director since 2000
                                                                          Age 60

         Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (electrical and communications distributor) since 2000; Chief Financial Officer (non-paying position) of Highlights of Ophthalmology International, Inc. (a publishing company) from 1999 until 2000; Vice President and Treasurer of Monsanto Company (manufacturer and marketer of agricultural and biotechnology products, prescription pharmaceuticals, food ingredients and performance chemicals used in consumer products) from before 1998 to 1999;
         Director: Graybar Electric Company, Inc., IPSCO, Inc. (North American steel producer) and The Williams Company, Inc.

         Chair of our Compensation Committee and member of our Audit Committee.

   ALFRED T. MCNEILL                                         Director since 2004
                                                                          Age 68

         Consultant to the construction industry, serving clients such as Skanska, Cashman, Kraerner, Haskell and Global Construction Solutions; Chief Executive Officer of New Jersey Schools Construction Corporation from 2002 until 2003; Interim Chairman and Chief Executive Officer of J.A. Jones Construction Group from 2000 until 2001; Chairman of American International Contractors, Inc. from 1998 until 2000.

         Member of our Strategic Planning Committee.

   THOMAS S. ROONEY, JR.                                     Director since 2003
                                                                          Age 45

         Insituform's President and Chief Executive Officer since July 2003; Insituform's President and Chief Operating Officer from April 2003 until July 2003; Senior Vice President and Regional Manager, from 2000 until April 2003, and Vice President and Regional Manager of Business Development, from before 1998 until 2000, of Gilbane Building Company.

         Member of our Strategic Planning Committee.

   SHELDON WEINIG                                            Director since 1992
                                                                          Age 77

         Adjunct Professor at Columbia University and at State University of New York, Stony Brook; Director: Intermagnetics General Corporation.

         Chair of our Corporate Governance & Nominating Committee and member of our Audit Committee.

   ALFRED L. WOODS                              Chairman of the Board since 2003
                                                             Director since 1997
                                                                          Age 61


         President of Woods Group (a management consulting company); Chairman and Chief Executive Officer of R&S/Strauss, Inc. (a specialty retail chain) from before 1998 until 2001; Director: Clutchmobile, Inc. (distributor of automotive parts, specializing in drive train components).


INDEPENDENT DIRECTORS

      Based on the findings of our board's Corporate Governance & Nominating Committee, our board has determined that the following directors are "independent directors" as defined by the rules applicable to companies listed on The Nasdaq Stock Market:

                        Paul A. Biddelman                Alfred T. McNeill
                        Stephen P. Cortinovis            Sheldon Weinig
                        John P. Dubinsky                 Alfred L. Woods
                        Juanita H. Hinshaw

NON-EXECUTIVE CHAIRMAN OF THE BOARD

      Effective as of July 2003, the Chairman of the Board position is a non-executive position. Prior to that time, the Chairman of the Board was an officer of our company. Alfred L. Woods has served as our non-executive Chairman since July 2003. From April 2003 to July 2003, Mr. Woods served as our board's presiding director, and prior to that time, Mr. Woods was Chair of our Corporate Governance & Nominating Committee, a member of our Compensation Committee and a member of our board.

      Our non-executive Chairman is responsible for the smooth functioning of our board, enhancing its effectiveness. The non-executive Chairman guides the processes of our board, setting the agenda for, and presiding at, board meetings. Our non-executive Chairman also presides at stockholder meetings, and ensures that directors receive appropriate information from our company to fulfill their responsibilities.

      Our non-executive Chairman is an ex officio member of each standing board committee, providing guidance and, like all directors, taking an active role in evaluating our Chief Executive Officer.

      Our non-executive Chairman acts as a regular liaison between our board and our Chief Executive Officer, consulting regularly with our Chief Executive Officer over business matters and providing our Chief Executive Officer with more immediate consultation and advice on material business decisions which require prompt reflection or policy interpretation.

      The non-executive Chairman has no operating or independent oversight authority or responsibility. All oversight authority and responsibility remains with our full board or its designated committees, and all executive authority and responsibility remains with our Chief Executive Officer.

BOARD MEETINGS AND COMMITTEES

      BOARD OF DIRECTORS. During 2004, our board of directors held eight meetings and acted three times by unanimous written consent. No director attended fewer than 75% of the aggregate number of board meetings and board committee meetings on which the director served during 2004. Our board has an Audit Committee, a Compensation Committee, a Corporate Governance & Nominating Committee and a Strategic Planning Committee.

      AUDIT COMMITTEE. The members of our board's Audit Committee are Paul A. Biddelman (Chair), Juanita H. Hinshaw and Sheldon Weinig. Messrs. Biddelman and Weinig and Ms. Hinshaw are independent directors. The primary functions of the Audit Committee are to oversee (a) the integrity of our financial statements,
(b) our compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence and (d) the performance of our internal audit function and independent auditors. The Audit Committee also prepares the Audit Committee report included in our proxy statement. The Audit Committee's activities are intended to describe a program of guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls. The Audit Committee's responsibilities include:

      - the appointment, compensation, retention and termination of the independent auditors and of our internal auditors,

      - oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us,

      -     oversight of the internal auditors' work,

      -     review of the scope and results of our internal controls,

      - approval of the professional services provided by the independent auditors, and

      -     review of the independence of the independent auditors.

      Based on the findings of the Audit Committee, our board has determined that the Audit Committee has at least one "audit committee financial expert," as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies, and that Juanita H. Hinshaw, one of our independent directors, qualifies as an audit committee financial expert.

      During 2004, the Audit Committee held eleven meetings. Our board has adopted a written charter for the Audit Committee.

      COMPENSATION COMMITTEE. The members of our board's Compensation Committee are Juanita H. Hinshaw (Chair), Stephen P. Cortinovis and John P. Dubinsky. Messrs. Cortinovis and Dubinsky and Ms. Hinshaw are independent directors. The Compensation Committee (a) determines the compensation level of the Chief Executive Officer and other executive officers, (b) prepares the executive compensation report included in our proxy statement and (c) administers, and makes recommendations with respect to, our incentive compensation plans and stock based plans. During 2004, the Compensation Committee held six formal meetings, several informal meetings and acted five times by unanimous written consent. The board has adopted a written charter for the Compensation Committee.

      CORPORATE GOVERNANCE & NOMINATING COMMITTEE. The members of our Corporate Governance & Nominating Committee are Sheldon Weinig (Chair), Paul A. Biddelman and Stephen P. Cortinovis. Messrs. Weinig, Biddelman and Cortinovis are independent directors. The Corporate Governance & Nominating Committee advises the board on corporate governance principles, including developing and recommending to our board a set of corporate governance principles, and identifies qualified individuals to recommend as potential board members to our stockholders.

      Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at our 2006 annual meeting of stockholders must comply with a by-law provision dealing with nominations. For a discussion of the nominating procedures, see "Stockholder Proposals." All director candidates, including those recommended by stockholders, are evaluated on the same basis. In its evaluation of director candidates, the Corporate Governance & Nominating Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, board and company needs and considerations, and personal characteristics. The Corporate Governance & Nominating Committee may engage a third party to assist it in identifying potential director nominees.

      The Corporate Governance & Nominating Committee held six formal meetings and several informal meetings and acted once by unanimous written consent in 2004. The board has adopted a written charter for the Corporate Governance & Nominating Committee.

      STRATEGIC PLANNING COMMITTEE. The members of our board's Strategic Planning Committee are John P. Dubinsky (Chair), Robert W. Affholder, Thomas N. Kalishman, Alfred T. McNeill and Thomas S. Rooney, Jr. Messrs. Dubinsky and McNeill are independent directors. The role of this committee is to review and to make recommendations to the board regarding our strategy and strategic planning process.

      During 2004, the Strategic Planning Committee held two formal meetings and several informal meetings. The board has adopted a written charter for the Strategic Planning Committee.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members and functions of the Compensation Committee are set forth above under "Compensation Committee." All members of the Compensation Committee are independent directors and served on the Compensation Committee at all times during 2004.

CORPORATE GOVERNANCE - CORPORATE GOVERNANCE PRINCIPLES, BOARD COMMITTEE CHARTERS, CODE OF ETHICS AND BUSINESS CODE OF CONDUCT

      CORPORATE GOVERNANCE PRINCIPLES. Based on the recommendation of the Corporate Governance & Nominating Committee, our board has adopted a set of corporate governance guidelines, effective April 28, 2004. These corporate governance guidelines, which are subject to annual review by the Corporate Governance & Nominating Committee, provide a framework within which our board and executive officers fulfill their respective responsibilities and reflect our board's commitment to monitor the effectiveness of decision-making both at the board and senior executive management level.

      BOARD COMMITTEE CHARTERS. As described above, the board has adopted a charter for each of its Audit, Corporate Governance & Nominating, Compensation and Strategic Planning Committees.

      CODE OF ETHICS FOR OUR CEO, CFO AND SENIOR FINANCIAL EMPLOYEES. Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees. The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

      BUSINESS CODE OF CONDUCT. In addition, based on the recommendation of the Corporate Governance & Nominating Committee, our board has adopted a revised business code of conduct that applies to all of our employees, including our officers, and our directors.

      AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS. Each of our corporate governance guidelines, board committee charters, code of ethics and business code of conduct are available, free of charge, on our website, www.insituform.com. We will also provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

                             Investor Relations
                             c/o Insituform Technologies, Inc.
                             702 Spirit 40 Park Drive
                             Chesterfield, MO 63005

      If we amend our code of ethics or grant a waiver of our code of ethics to any of our officers or directors, we will disclose the amendment or waiver on our website.

                              DIRECTOR COMPENSATION

      Each director, other than Messrs. Woods and Rooney, is compensated at a rate of $27,000 per year, plus reimbursement of related business travel expenses. Directors are no longer paid meeting fees. Mr. Rooney, as an executive officer of Insituform, receives no additional fees for his service as a director. Mr. Woods, our non-executive Chairman, is compensated at a rate of $77,000 per year, plus reimbursement of related business travel expenses.

      Directors other than Messrs. Woods and Rooney receive additional compensation for serving on board committees as follows:

                                                                        CHAIR               MEMBER
BOARD COMMITTEE                                                      COMPENSATION        COMPENSATION
---------------                                                      ------------        ------------
Audit Committee                                                      $     14,500        $     10,000

Compensation Committee                                                     11,500               7,000

Corporate Governance & Nominating Committee                                11,500               7,000

Strategic Planning Committee                                               11,500               7,000

      Non-employee directors also are eligible to receive grants of stock options and deferred stock units under the 2001 Non-Employee Director Equity Incentive Plan from time to time. During 2004, each of Messrs. Affholder, Biddelman, Cortinovis, Dubinsky, Kalishman, McNeill and Weinig and Ms. Hinshaw received a grant of 3,200 deferred stock units. Mr. Woods received a grant of 5,700 deferred stock units. Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at grant. Following termination of the director's service on our board due to death or a change in control, or 6 months after termination of the director's service for any other reason, shares of our common stock equal to the number of deferred stock units reflected on the director's account, will be distributed. A director may, while serving on our board, elect to defer the distribution date in annual installments over a period of up to 5 years, beginning in the year following termination of service on our board. Messrs. Affholder, Biddelman, Cortinovis, Dubinsky, Kalishman, McNeill, Weinig and Woods and Ms. Hinshaw did not receive any options to purchase shares of our common stock in 2004.

      Mr. Rooney, our President and Chief Executive Officer, received no additional compensation for his service on our board.

                        EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information with respect to compensation for each of our last three completed fiscal years of our chief executive officer and certain other individuals who were executive officers during 2004.


                                                                                          LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION                            AWARDS
                                     ----------------------------------------------    -----------------------------
                                                                                                         NUMBER OF
                                                                                                         SECURITIES
      NAME AND PRINCIPAL      FISCAL                                  OTHER            RESTRICTED STOCK  UNDERLYING     ALL OTHER
           POSITION            YEAR   SALARY(1)       BONUS       COMPENSATION(2)        AWARDS($)(3)    OPTIONS(#)   COMPENSATION
----------------------------- ------ ------------  ------------   -----------------    ---------------- ------------ --------------
Thomas S. Rooney, Jr. (4)....  2004  $590,000 (5)  $206,500 (6)       $   75,302 (7)    $  534,560 (8)  154,000      $ 12,578 (9)

   President and Chief         2003   329,615       210,000              222,260           201,216       32,200         6,325
   Executive Officer           2002        --            --                   --                --           --            --

Christian G. Farman (10).....  2004   265,000       141,250 (11)         114,993 (12)      107,520 (13)  16,500        10,478 (14)

   Senior Vice President and   2003    19,196            --                1,848                --       12,500            --
   Chief Financial Officer     2002        --            --                   --                --           --            --

Thomas W. Vaughn (15)........  2004   112,530        77,500 (16)          34,926 (17)      107,520 (18)  16,500         5,570 (19)

   Senior Vice President and   2003        --            --                   --                --           --            --
   Chief Operating Officer     2002        --            --                   --                --           --            --

Thomas A. A. Cook (20).......  2004   135,513            --                   --                --           --       138,673 (21)
   Former Vice President       2003   217,400        70,000                   --           110,040       17,150 (22)    9,117
   and General Counsel         2002   216,167        44,367                   --                --       15,236 (22)    8,216

Robert W. Affholder (23).....  2004   125,000            --                   --            51,040 (24)      --         5,138 (25)
   Former Senior Executive     2003   125,000            --                   --            49,219           --         4,789
   Vice President              2002   125,000            --                   --                --        7,500         3,872


-----------------

(1) Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.

(2) Excludes car allowances, cellular phone allowances and certain other amounts which, when aggregated for each officer, did not exceed the lesser of $50,000 or 10% of any such officer's salary or bonus.

(3) Represents the value of restricted stock or deferred stock units. Dividends on restricted stock and deferred stock units are paid at the same rate as paid to all stockholders.

(4) Mr. Rooney has served as our President and Chief Executive Officer since July 2003 and previously served as our President and Chief Operating Officer from April 2003 until July 2003.

(5) Includes $90,000 paid solely in the form of deferred stock units under our 2001 Employee Equity Incentive Plan.


(6)   Represents bonus awarded under our 2004 Annual Incentive Plan.


(7)   Represents amounts paid in reimbursement of country club membership fees.

(8) Represents grant of 26,000 restricted shares of our common stock on October 27, 2004. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on The Nasdaq Stock Market on the date of grant ($20.56 per share). The value of these shares based on the closing price of our unrestricted stock on The Nasdaq Stock Market as of December 31, 2004 ($23.28 per share) was $605,280. The restrictions on these shares lapse on October 27, 2007, provided that certain company performance goals are met as of September 30, 2005, and that employment continues through October 27, 2007. We will not be able to calculate whether the performance goals have been met until after September 30, 2005. The awards amount reported herein does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 104,000 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $5.06), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.

(9) Represents $3,833 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $4,367 in employer-matching contributions under the deferred compensation plan, $1,728 in term life insurance premiums and $2,650 in long-term disability insurance premiums.

(10) Mr. Farman has served as our Senior Vice President and Chief Financial Officer since January 2005 and previously served as our Vice President and Chief Financial Officer from December 2003 until January 2005.


(11) Represents $66,250 awarded under our 2004 Annual Incentive Plan and $75,000 paid as a supplemental bonus based upon Mr. Farman's efforts in restructuring our accounting and finance functions and improving our financial rigor.


(12)  Represents amounts paid pursuant to our relocation plan.

(13) Represents grant of 6,000 restricted shares of our common stock on September 1, 2004. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on The Nasdaq Stock Market on the date of grant ($17.92 per share). The restrictions on these shares lapse on September 1, 2007, provided that certain company performance goals are met as of June 30, 2005, and that employment continues through September 1, 2007. We will not be able to calculate whether the performance goals have been met until after June 30, 2005. The awards amount reported herein does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 16,500 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $2.42), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.

(14) Represents $3,533 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $4,667 in employer-matching contributions under the deferred compensation plan, $878 in term life insurance premiums and $1,400 in long-term disability insurance premiums.

(15) Mr. Vaughn has served as our Senior Vice President and Chief Operating Officer since August 2004.


(16) Represents $27,500 awarded under our 2004 Annual Incentive Plan and $50,000 paid as a sign-on bonus.


(17)  Represents amounts paid pursuant to our relocation plan.

(18) Represents grant of 6,000 restricted shares of our common stock on September 1, 2004. The value of these shares was calculated on the basis of the closing price of our unrestricted stock on The Nasdaq Stock Market on the date of grant ($17.92 per share). The restrictions on these shares lapse on September 1, 2007, provided that certain company performance goals are met as of June 30, 2005, and that employment continues through September 1, 2007. We will not be able to calculate whether the performance goals have been met until after June 30, 2005.

(19) Represents $4,200 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $706 in term life insurance premiums and $664 in long-term disability insurance premiums.

(20)  Mr. Cook ceased to be an executive officer on June 18, 2004.

(21) Represents $8,038 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $66 in term life insurance premiums, $569 in long-term disability insurance premiums, and $130,000 in severance payments.

(22) Those options that were unvested and unexercised as of June 18, 2004 were canceled. Therefore, as of that date, Mr. Cook could no longer exercise 8,574 and 3,809 of the options granted in 2003 and 2002, respectively. The options that were vested and unexercised (8,576 and 11,427 of the options granted in 2003 and 2002, respectively) remained exercisable until July 18, 2004.

(23)  Mr. Affholder ceased to be an executive officer on December 31, 2004.

(24) Represents grant of 3,200 deferred stock units on July 28, 2004. Each deferred stock unit represents our obligation to transfer one share of our common stock to Mr. Affholder in the future. Mr. Affholder's grant was made under our 2001 Employee Equity Incentive Plan, on the same terms as those made to our non-employee directors. The value of these shares was calculated on the basis of the closing price of our common stock on The Nasdaq Stock Market on the date of grant ($15.95 per share). The value of these shares based on the closing price of our common stock on The Nasdaq Stock Market as of December 31, 2004 ($23.28 per share) was $74,496.

(25) Represents $3,542 in employer-matching contributions under our 401(k) Profit-Sharing Plan, $933 in term life insurance premiums and $663 in long-term disability insurance premiums.

OPTION/SAR GRANTS TABLE

      The following table sets forth certain information regarding options that we granted during 2004 to the individuals named in the Summary Compensation Table. We did not grant any stock appreciation rights during 2004.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                      INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                               ----------------------------------------------------------------           VALUE AT ASSUMED
                                NUMBER OF           % OF TOTAL                                         ANNUAL RATES OF STOCK
                               SECURITIES         OPTIONS/SARS                                         PRICE APPRECIATION FOR
                               UNDERLYING          GRANTED TO         EXERCISE                             OPTION TERM(1)
                               OPTIONS/SARS        EMPLOYEES IN        PRICE         EXPIRATION     ---------------------------
          NAME                  GRANTED (#)         FISCAL YEAR      ($/SHARE)          DATE           5%              10%
----------------------------   ------------       -------------      ---------       ----------     ---------      ------------
Thomas S. Rooney, Jr. ......    50,000 (2)            12.0%          $  15.40          6/1/2011     $ 313,467       $   730,512
                               104,000 (2)            24.9              20.56        10/27/2011       870,478         2,028,585
Christian G. Farman.........    16,500 (3)             4.0              17.92          9/1/2011       120,371           280,517
Thomas W. Vaughn ...........    16,500 (4)             4.0              17.92          9/1/2011       120,371           280,517
Thomas A. A. Cook...........        --                 0.0                 --                --            --
                                                                                                                             --
Robert W. Affholder.........        --                 0.0                 --                --            --                --


---------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date. Actual gains, if any, on stock option exercises will be dependent on, among other things, the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved.

(2)   Represents options to buy, under our 2001 Employee Equity Incentive Plan,
      (a) 50,000 shares of our common stock, 25,000 of which became exercisable on June 1, 2004 (date of grant), and 12,500 of which become exercisable on June 1, 2005 and 2006, respectively; and (b) 104,000 shares of our common stock, 26,000 of which became exercisable on October 27, 2004 (date of grant), and 26,000 of which become exercisable on October 27, 2005, 2006 and 2007, respectively.

(3) Represents options to buy 16,500 shares of our common stock under our 2001 Employee Equity Incentive Plan, 4,125 of which became exercisable on September 1, 2004 (date of grant), and 4,125 of which become exercisable on September 1, 2005, 2006 and 2007, respectively.

(4) Represents options to buy 16,500 shares of our common stock under our 2001 Employee Equity Incentive Plan, 4,125 of which became exercisable on September 1, 2004 (date of grant), and 4,125 of which become exercisable on September 1, 2005, 2006 and 2007, respectively.

AGGREGATE OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR TABLE

      The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 2004, by the individuals named in the Summary Compensation Table.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS/SARS AT            MONEY OPTIONS/SARS AT
                                 SHARES       VALUE          FISCAL YEAR-END(#)          FISCAL YEAR-END ($)(1)
                               ACQUIRED ON   REALIZED   ---------------------------   ----------------------------
           NAME               EXERCISE (#)    ($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------------   ------------   --------   -----------   -------------   -----------    -------------
Thomas S. Rooney, Jr.......         --       $     --      67,100        119,100       $ 381,349      $  491,069
Christian G. Farman........         --             --      10,375         18,625          66,594         105,781
Thomas W. Vaughn...........         --             --       4,125         12,375          19,594          58,781
Thomas A. A. Cook .........      8,574         24,436          --             --              --              --
Robert W. Affholder........         --             --      46,500             --         258,180              --

------------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 2004, minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying securities at the time of exercise, minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

      Under our Long-Term Incentive Plan, key executives designated by our Compensation Committee are eligible to earn a deferred cash incentive award based on our financial performance. Participants in the plan are eligible to earn an award after the end of each performance period. New performance periods are expected to begin each year. If our actual performance falls below certain parameters, no payouts are made.

      In 2002, each of Anthony W. Hooper, our former Chairman of the Board, President and Chief Executive Officer, Joseph A. White, our former Vice President and Chief Financial Officer, Thomas A. A. Cook, our former Vice President and General Counsel and Carroll W. Slusher, our former Vice President
- North America, was named as a participant in a performance period beginning in 2002 and ending in 2004. As of December 31, 2004, each of these named participants had ceased to be an executive officer and, as a result, all awards granted under the plan for the 2002-2004 performance period had been forfeited.

      The following table sets forth certain information regarding awards made to executive officers pursuant to our Long-Term Incentive Plan during the last fiscal year.

             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                                       ESTIMATED
                                                                                 FUTURE PAYOUTS UNDER
                              NUMBER OF SHARES,    PERFORMANCE OR OTHER      NON-STOCK PRICE-BASED PLAN(1)
                               UNITS OR OTHER          PERIOD UNTIL        ---------------------------------
                                   RIGHTS          MATURATION OR PAYOUT    THRESHOLD     TARGET     MAXIMUM
                              -----------------    --------------------    ---------   ---------   ---------
Thomas S. Rooney, Jr.......      180,000 (2)             2004-2006         $ 185,000   $ 370,000   $ 740,000

Christian G. Farman........       22,500 (3)             2004-2006            55,500     111,000     222,000

Thomas W. Vaughn...........       22,500 (4)             2004-2006            55,500     111,000     222,000

--------------
(1) The target amount is earned if performance targets are achieved. Any awards earned under the Long-Term Incentive Plan during the 2004-2006 performance period would be paid in 2007.

(2) Represents grant of (a) 26,000 restricted shares of our common stock on October 27, 2004; and (b) options to buy, under our 2001 Employee Equity Incentive Plan, (i) 50,000 shares of our common stock, 25,000 of which became exercisable on June 1, 2004 (date of grant), and 12,500 of which become exercisable on June 1, 2005 and 2006, respectively; and (ii) 104,000 shares of our common stock, 26,000 of which became exercisable on October 27, 2004 (date of grant), and 26,000 of which become exercisable on October 27, 2005, 2006 and 2007, respectively. Does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 104,000 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $5.06), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.

(3) Represents grant of (a) 6,000 restricted shares of our common stock on September 1, 2004; and (b) options to buy 16,500 shares of our common stock under our 2001 Employee Equity Incentive Plan, 4,125 of which became exercisable on September 1, 2004 (date of grant), and 4,125 of which become exercisable on September 1, 2005, 2006 and 2007, respectively. Does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 16,500 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $2.42), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.

(4) Represents grant of (a) 6,000 restricted shares of our common stock on September 1, 2004; and (b) options to buy 16,500 shares of our common stock under our 2001 Employee Equity Incentive Plan, 4,125 of which became exercisable on September 1, 2004 (date of grant), and 4,125 of which become exercisable on September 1, 2005, 2006 and 2007, respectively.

            CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

      THOMAS S. ROONEY, JR. Under the terms of an employment letter, we hired Thomas S. Rooney, Jr. as our President and Chief Operating Officer effective April 1, 2003, replacing Anthony W. Hooper as our President. Mr. Hooper continued as our Chairman of the Board and Chief Executive Officer until July 22, 2003. Upon Mr. Hooper's departure as Chief Executive Officer, Mr. Rooney assumed the title of Chief Executive Officer and retained the President title. Pursuant to Mr. Rooney's employment letter, as President and Chief Operating Officer, we paid Mr. Rooney an annual base salary of $350,000. Also, Mr. Rooney's annual bonus was calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 60%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. Pursuant to Mr. Rooney's employment letter, Mr. Rooney was guaranteed a minimum of 60% of his potential 2003 annual incentive bonus (based on the 60% center point objective and disregarding any proration for partial year service).

      Effective from his appointment as Chief Executive Officer on July 22, 2003, Mr. Rooney's base salary was increased to $500,000, and his annual bonus center point objective was increased to 70% effective during 2004. Effective as of October 27, 2004, Mr. Rooney's base salary was increased to $590,000. Mr. Rooney's base salary and annual bonus are both subject to annual reviews by our Compensation Committee.

      Mr. Rooney was granted an option to purchase up to 32,200 shares of our common stock and 12,800 restricted shares of our common stock under his employment letter. The restrictions on these restricted shares were to lapse on May 27, 2006, provided that certain company performance goals were met as of March 31, 2004, and that employment continues through May 27, 2006. The performance goals were not met as of March 31, 2004, and the shares were forfeited by Mr. Rooney as of April 29, 2004. We also provide Mr. Rooney with a car allowance, reimbursement for one country club membership and medical and life insurance benefits.

      Mr. Rooney's employment is "at-will" except that, pursuant to his employment letter as amended during 2004, if his employment is terminated without "cause," upon his termination, he would be entitled to receive a severance payment equal to 12 months' base salary, car allowance and medical benefits.

      In connection with Mr. Rooney's relocation to our headquarters facilities in Chesterfield, Missouri, and in addition to the amounts extended to Mr. Rooney under our relocation policy, Mr. Rooney received a relocation allowance of $41,000 upon the purchase of his home in the St. Louis area. Mr. Rooney has also entered into a non-competition and non-solicitation agreement with us that expires one year and one month after his service to us has ended.

      CHRISTIAN G. FARMAN. Under the terms of an employment letter, we hired Christian G. Farman as our Vice President and Chief Financial Officer effective December 4, 2003. Pursuant to Mr. Farman's employment letter, during 2004 we paid Mr. Farman a base salary of $265,000, and an annual bonus. Mr. Farman's annual bonus is calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 50%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. Mr. Farman's base salary and annual bonus are both subject to annual reviews by our Compensation Committee. Mr. Farman was also granted an option to purchase up to 12,500 shares of our common stock under his employment letter. We also provide Mr. Farman with a car allowance and medical and life insurance benefits.

      Mr. Farman's employment is "at-will" except that, if his employment is terminated without "cause" during the first 24 months of employment, upon his termination, he will be entitled to receive a severance payment equal to 12 months' base salary, car allowance and medical benefits, and reasonable outplacement assistance.

      In connection with Mr. Farman's relocation to our headquarters facilities, certain amounts were extended to Mr. Farman under our relocation policy. Mr. Farman has also entered into a non-competition and non-solicitation agreement with us that expires one year and one month after his service to us has ended.

      THOMAS W. VAUGHN. Under the terms of an employment letter, we hired Thomas
W. Vaughn as our Senior Vice President and Chief Operating Officer effective August 30, 2004. Pursuant to Mr. Vaughn's employment letter, during 2004 we paid Mr. Vaughn a base salary of $330,000, and an annual bonus. Mr. Vaughn's annual bonus is calculated as a percentage of his base salary, determined with reference to (a) a range of percentages identified by our Compensation Committee based upon a center point objective of 50%, intended to provide an opportunity of up to twice the center point and (b) annual goals, each identified by our Compensation Committee. His base salary and his annual bonus are both subject to annual reviews by our Compensation Committee. We also provide Mr. Vaughn with a car allowance and medical and life insurance benefits.

      Mr. Vaughn's employment is "at-will" except that, if his employment is terminated without "cause" during the first 24 months of employment, upon his termination, he will be entitled to receive a severance payment equal to 12 months' base salary, car allowance and medical benefits, and reasonable outplacement assistance.

      In connection with Mr. Vaughn's relocation to our headquarters facilities in Chesterfield, Missouri, and in addition to the amounts extended to Mr. Vaughn under our relocation policy, we granted Mr. Vaughn a sign-on bonus in the amount of $50,000 payable upon his closing on a home in the St. Louis area. Mr. Vaughn has also entered into a non-competition and non-solicitation agreement with us that expires one year and one month after his service to us has ended.

      THOMAS A. A. COOK. Thomas A. A. Cook, our former Vice President and General Counsel, ceased to be an executive officer effective June 18, 2004. In connection with his departure, we entered into a separation agreement with Mr. Cook. Pursuant to the agreement, Mr. Cook received a lump sum separation payment of $130,000. Under the terms of Mr. Cook's agreement, any vested and unexercised stock options held by Mr. Cook as of June 18, 2004 remained exercisable until July 18, 2004. All of Mr. Cook's unvested stock options were canceled as of June 18, 2004. Pursuant to the agreement, Mr. Cook is bound by non-solicitation and non-competition provisions that expire on June 18, 2005.

      ROBERT W. AFFHOLDER. In connection with our acquisition of Insituform Mid-America, Inc. in October 1995, we entered into a three-year employment agreement with Robert W. Affholder, which was extended annually, by amendment, through April 28, 2004, the date of our 2004 annual meeting of stockholders. Under his employment agreement, Mr. Affholder served as our Senior Executive Vice President, received an annual salary of $125,000 and devoted one-half of his business time to our affairs.

      Notwithstanding the termination of Mr. Affholder's employment agreement on April 28, 2004, Mr. Affholder's employment was extended through December 31, 2004, and we continued to provide Mr. Affholder an annual salary, medical benefits and an automobile for his use through December 31, 2004. In addition, Mr. Affholder agreed under the terms of his employment agreement to continue to act as a qualifier until December 31, 2004 in any jurisdiction in which he acted as a qualifier as of March 1, 2004. Mr. Affholder has also entered into a non-competition agreement with us that expires two years after his service to us has ended.

                                      * * *

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The Compensation Committee of our board of directors consists of three directors: Juanita H. Hinshaw (Chair), Stephen P. Cortinovis and John P. Dubinsky, each of whom is an independent director.

      The Compensation Committee has a formal charter, pursuant to which it is directed to:

            - assist our board in the discharge of our board's responsibilities relating to the compensation of our directors and executives,

            - issue a report on executive compensation in accordance with applicable requirements, including the rules and regulations of the Securities and Exchange Commission, for inclusion in our annual proxy statement, and

            - administer, and make recommendations with respect to, our incentive compensation plans and equity based plans.

      Specifically, the duties and responsibilities of our Compensation Committee under its charter are to:

            - periodically review and approve our corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers,

            - evaluate our Chief Executive Officer's and other executive officers' performance in light of our goals and objectives,

            - assess our competitive position for the components of executive compensation on a national and local level as well as in our industry and consider different compensation approaches,

            - determine the compensation level of our Chief Executive Officer and our other executive officers,

            -     annually evaluate the performance of our Compensation
                  Committee, and

            - recommend to our board specific amounts and forms of director compensation based on general guidelines established by our Corporate Governance & Nominating Committee.

      Our Compensation Committee charter requires that the compensation of our Chief Executive Officer be determined by our Compensation Committee meeting in an executive session without our Chief Executive Officer present. The compensation of our other executive officers must be determined by our Compensation Committee meeting in an executive session in which our Chief Executive Officer may be present, by invitation of the committee, but may not vote.

      In connection with our Compensation Committee's review and approval of our Chief Executive Officer's long-term compensation, the charter requires the Compensation Committee to consider the following factors:

            -     our performance and relative total shareholder return,

            - the value of such awards granted to other chief executive officers at comparable companies, and

            - the awards granted to our Chief Executive Officer in prior years.

      Our Compensation Committee establishes the overall compensation philosophy for our company, but it may delegate the determination and administration of non-executive officer compensation as it deems appropriate. It also makes recommendations to our board regarding the adoption, amendment and rescission of equity based incentive compensation plans. Our Compensation Committee also administers the 2001 Employee Equity Incentive Plan and the Long-Term Incentive Plan, under which incentive compensation may be awarded to executive officers.

      Consistent with its charter, during 2004, our Compensation Committee made all decisions relating to executive officer compensation, including the award of 2003 annual incentive bonuses, payable in 2004, and the determination of bonus award criteria and levels for the 2004 annual incentive bonus and the long-term incentive awards.

      The objectives of our Compensation Committee in establishing executive compensation are:

            - to offer levels of compensation substantially equivalent to those offered by other companies in similar businesses which we consider to be competitors for executive talent,

            - to compensate executives based on each executive's level of responsibility and contribution to our business goals,

            - to link compensation with the independent individual goals for each executive as well as the financial performance of the entire company and the financial performance of the business unit for which the executive is responsible, and

            - to align the interests of our executives with the interests of our stockholders.

      To achieve these objectives, our executive compensation program, which includes our Chief Executive Officer, Thomas S. Rooney, Jr., was developed with the assistance of an independent compensation advisor retained by our Compensation Committee. Our program consists principally of base salary, annual incentive cash bonuses, long-term incentive plan awards payable in restricted stock and deferred stock units and stock options (both incentive stock options and nonqualified), as described below.


      BASE SALARY. Our Compensation Committee evaluates executive base salaries by level of responsibility, individual performance and our corporate performance, as well as by reference to competitive factors in the marketplace for key executives. The committee authorized a salary increase budget, net of the salary increases for executive officers, of 3.3% to be assigned in the discretion of the Chief Executive Officer.


      For 2004, our Chief Executive Officer recommended to our Compensation Committee to raise the annual salary of only one of the executive officers, the former Vice President and General Counsel, Thomas A. A. Cook, from $217,400 to $260,000. Due to the commencement of his employment in December 2003, no increase was made to the annual salary of our Senior Vice President and Chief Financial Officer, Christian G. Farman, for 2004, but Mr. Farman's salary was increased from $265,000 to $310,000 by the Compensation Committee in December 2004, with the increase to be effective January 1, 2005. Our Senior Vice President and Chief Operating Officer, Thomas W. Vaughn, joined the company on August 30, 2004 at an annual salary of $330,000 and a one-time cash sign-on bonus of $50,000, which was set in his employment letter with us.


      Mr. Rooney's annual salary had been established at a rate of $500,000 per annum, effective with his election as Chief Executive Officer in July 2003, and was increased to $590,000 for 2004, effective as of October 27, 2004, $90,000 of which was paid in the form of 4,182 deferred stock units on January 4, 2005.



      ANNUAL INCENTIVE CASH BONUSES. For 2004, executive officers were eligible to receive annual incentive cash bonuses if our company exceeded the threshold level of its financial plan, subject to the discretion of the Compensation Committee. Key employees at the individual business units also had their bonuses based upon the financial performance of the executive's business unit compared to the threshold level of the particular unit's plan. In addition, the plan was redesigned to contain a number of independent individual performance components for each executive and key employee. These threshold levels and the individual performance goals were set for each of the participants in the first half of the year.


      The mid-point target amount of the bonus was established as a percentage of the executive's or the key employee's salary, but varied, higher or lower, from the mid-point target percentage based upon the level of the executive's achievement of his or her financial and individual goals. For 2004, Mr. Rooney's mid-point target for Annual Incentive Compensation was set at 70% of his annual salary and at 50% of the respective annual salaries of Messrs. Farman, Vaughn and Cook (who is not eligible for a 2004 annual bonus because of his termination of employment prior to the end of the year), but the maximum annual bonus could be twice the mid-point target percentages. The employment letters upon hiring of Messrs. Farman and Vaughn also stated a mid-point target incentive of 50% and set the maximum annual bonus potential at twice the mid-point target level. Each of the computed bonuses is subject to reduction in the sole discretion of the Compensation Committee.


      For 2004, Messrs. Rooney, Farman and Vaughn were awarded bonuses in the amounts of $206,500, $66,250 and $27,500, respectively, under our 2004 Annual Incentive Plan (Mr. Vaughn joined our company in August 2004 and his bonus was prorated for his length of service with our company). In awarding bonuses to our executive officers, the Compensation Committee viewed 2004 as a turnaround year. Notwithstanding lower than expected financial results, the Committee believes that management made considerable progress during the year in strengthening our company and positioning it to realize its full potential. Among other things, significant progress was made in terms of implementing our company's strategic initiatives and in improving and enhancing our company's financial rigor. While the Compensation Committee is cognizant of our company's 2004 financial performance, it believes that the efforts of management merited the bonuses awarded during the year. The annual cash bonuses are intended to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, by virtue of the Compensation Committee providing performance criteria for these annual cash bonuses as awards under our Long-Term Incentive Plan.



      For 2004, the Compensation Committee also awarded Mr. Farman a special supplemental bonus based upon his efforts in restructuring our accounting and finance functions and improving our company's financial rigor.


      LONG-TERM EXECUTIVE CASH PERFORMANCE PROGRAM. The purpose of the Long-Term Cash Performance Program is to provide our senior management with long-term incentive compensation in the form of cash based on the level of achievement of financial and other pre-established performance criteria over a three-year performance period. Each year a new three-year performance period commences with differing performance criteria and/or targets set for each such period. Our Long-Term Cash Performance Plan focuses the interests of our key executives on one or more of the key measures of our financial success as determined by our Compensation Committee over the longer term than the annual cash bonuses. Those key measures are embodied in the Long-Term Incentive Plan, which our stockholders have previously approved.


      For the three-year performance period starting in 2004 and ending in 2006, the Compensation Committee established a target payout for our current Chief Executive Officer of $360,000 and a target payout for our Senior Vice President and Chief Financial Officer and our Senior Vice President and Chief Operating Officer of $111,000. The actual payout amounts are to be calculated based on a net income target for the three-year period ending December 31, 2006 and may be reduced in the sole discretion of the Compensation Committee.


      EQUITY INCENTIVES. The primary purpose of our equity incentive program is to align the interests of our key employees, including the executive officers, more closely with the interests of our stockholders by offering these key employees an opportunity to benefit from increases in the market price of our common stock. Our equity incentive program provides long-term incentives that have enabled us to attract and retain key employees by encouraging their ownership of our common stock. In connection with attracting new executive management, we have typically authorized the grant of options effective upon commencement of employment.

      There were a number of grants of stock options, restricted stock and deferred stock units to our executive officers during 2004. Messrs. Farman and Vaughn each received seven-year options to purchase 16,500 shares of our common stock, vesting 25% upon grant and 25% annually thereafter for the next three years. The exercise price for the options was set at the fair market value of our stock on the date of grant. Messrs. Farman and Vaughn were also awarded 6,000 shares of restricted stock that will vest fully on the third anniversary date of the award if the named executive remains in our employ on the third anniversary date of the award. The restricted stock award is also subject to the achievement of positive net income by our company during the performance period beginning on July 1, 2004 and ending on June 30, 2005. Mr. Farman was also granted a deferred stock unit award pursuant to which he will receive the number of shares of our common stock determined by multiplying 16,500 by the positive difference between the fair market value of our common stock on the third anniversary of the award date and $15.50 (with the difference not to exceed $2.42) and dividing the result by the fair market value of our common stock on the third anniversary of the award date. During the deferral period, Mr. Farman will be entitled to receive an amount in cash equal to the cash dividend that would have been payable had his deferred stock units been shares of our common stock on the date of the dividend payment.


      In compensation for Mr. Rooney's long-term performance grants being substantially less than the promised dollar amount of such grants as of the date of his employment, in June 2004, Mr. Rooney received a special grant of a seven-year option for 50,000 shares of our common stock, vesting 50% on the date of grant and 25% annually thereafter for the next two years. As his scheduled 2004 grant, Mr. Rooney also received a seven-year option to purchase 104,000 shares of our common stock, vesting 25% upon grant and 25% annually thereafter for the next three years. The exercise price for each of the options was set at the fair market value of our stock on each date of grant. Mr. Rooney was also awarded 26,000 shares of restricted stock that will fully vest if Mr. Rooney remains in our employ on the third anniversary of the award date. The restricted stock award is also subject to the achievement of positive net income by our company during the performance period beginning on October 1, 2004 and ending on September 30, 2005.


      Mr. Rooney was also granted a deferred stock unit award pursuant to which he will receive the number of shares of our common stock determined by multiplying 104,000 by the positive difference between the fair market value of our common stock on the third anniversary of the award date and $15.50 (with the difference not to exceed $5.06) and dividing the result by the fair market value of our common stock on the third anniversary of the award date. The issuance of the shares due Mr. Rooney under these deferred stock units will be deferred until the third anniversary of the award date. During the deferral period, Mr. Rooney will be entitled to receive an amount in cash equal to the cash dividend that would have been payable had his deferred stock units been shares of our common stock on the date of the dividend payment.

      Each of the restricted stock awards are intended to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code by virtue of the Compensation Committee setting performance criteria for these restricted awards under our Long-Term Incentive Plan.

      OTHER COMPENSATION MATTERS. Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified, deferred compensation plan for key employees. This plan allows for base salary deferral, when aggregated with 401(k) base salary contributions under our 401(k) Profit-Sharing Plan, subject to legal limitations, of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts. Under the plan, we will match the first 3% of contributions at a 100% rate, and the next 2% of contributions at a 50% rate (limited to compensation up to $205,000 per annum for 2004). Contributions in the non-qualified, deferred compensation plan are adjusted to match the performance of participant-selected indices. Subject to claims of creditors, we will pay account balances to key employee participants after termination of employment based on their deferrals into the accounts and the investment performance of their selected indices. During 2004, Messrs. Rooney and Farman deferred $167,000 and $26,750, respectively, of their compensation to their respective accounts under our non-qualified, deferred compensation plan, which amounts do not include $4,367 and $4,667, respectively, in company-matching contributions that we contributed to their respective accounts under the plan during 2004.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1 million per year for our Chief Executive Officer and our four other most highly compensated officers, but it contains an exception for performance-based compensation that satisfies certain conditions. Our Long-Term Incentive Plan is intended to allow us to pay performance-based compensation as defined in Section 162(m). Under our Long-Term Incentive Plan, our Compensation Committee designates participants in various incentive programs for each fiscal year or other period set by our Compensation Committee. Each incentive program can have its own specific performance goals or targets and performance period. Our Compensation Committee establishes objective performance goals based upon one or more of the following criteria, individually or in combination, adjusted in the manner our Compensation Committee determines in its sole discretion:

               -    stock price           -    earnings per share

               -    sales                 -    free cash flow

               -    return on equity      -    net income

               -    book value            -    individual performance

               -    expense management    -    business unit performance

      The payment of an incentive program award under our Long-Term Incentive Plan may be reduced by our Compensation Committee in its sole discretion, and the granting of awards is subject to the discretion of our Compensation Committee.

      In making compensation decisions, we consider the net cost of compensation. We also consider whether it is practicable, and consistent with other compensation objectives, to qualify our incentive compensation under the applicable exemption of Section 162(m). We anticipate that deductibility of compensation payments will be one of a number of factors considered in ascertaining appropriate levels or types of compensation, and that we will make our compensation decision based upon an overall determination of what we believe to be in the best interests of our stockholders.

      The foregoing report on executive compensation is provided by our Compensation Committee.

               Juanita H. Hinshaw, Chair    Stephen P. Cortinovis
                                John P. Dubinsky

      Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Affholder, Inc., our wholly-owned subsidiary that comprises the tunneling segment, owns, or leases under long term operating leases with third-party leasing companies, several pieces of tunneling equipment, including cranes and tunnel boring machines. From time to time for specific projects, Affholder, Inc. will lease additional equipment from a variety of sources. During 2004, Affholder, Inc. leased four cranes and two tunnel boring machines from A-Y-K-E Partnership. A-Y-K-E is a partnership that is controlled by Robert W. Affholder, our former Senior Executive Vice President and a member of our board of directors. During 2004, Affholder, Inc. paid A-Y-K-E approximately $460,000 pursuant to equipment leases. This amount represents 8.6% of all lease payments made by Affholder during 2004 and 2.1% of all lease payments made by us in 2004. The cranes and tunnel boring machine that are currently under lease are leased under separate lease agreements on terms that are substantially similar to, or better than, those otherwise available to Affholder, Inc. in the market. The leases are terminable upon 30 days' prior notice by either party. During 2004, A-Y-K-E leased equipment only to Affholder, Inc. Affholder, Inc. may sublease the equipment to third parties and retain any profit generated from the sublease.


      Brett Affholder, the son of Robert W. Affholder, is employed by Affholder, Inc. as Position Project Manager. For fiscal year 2004, Brett Affholder received total salary and incentives of $76,256 from Affholder, Inc.




                          REPORT OF THE AUDIT COMMITTEE

      The board's Audit Committee operates under a written charter, which was adopted by our board of directors. A copy of this charter is available, free of charge, on our website, www.insituform.com. The Audit Committee consists of three independent directors: Paul A. Biddelman (Chair), Juanita H. Hinshaw and Sheldon Weinig. The Audit Committee reviewed and discussed our audited consolidated financial statements for 2004 with our management. In addition, the Audit Committee discussed with our auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, which include the following:


      - PricewaterhouseCoopers LLP's responsibility under generally accepted auditing standards,


      -     significant accounting policies,

      -     management judgments and accounting estimates,

      -     significant audit adjustments,

      - other information in documents containing audited financial statements,

      - disagreements with our management, including accounting principles, scope of audit and disclosures,

      -     consultation with other accountants by management,

      - major issues discussed with our management prior to retention of PricewaterhouseCoopers LLP, and


      -     difficulties encountered in performing the audit.


      The Audit Committee received and discussed with PricewaterhouseCoopers LLP written disclosures and the letter regarding any significant relationships that could impair PricewaterhouseCoopers LLP's independence (as required by Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with PricewaterhouseCoopers LLP's independence. Based upon the above reviews and discussions, the Audit Committee recommended to the board that our audited consolidated financial statements for 2004 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.


      The board and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are "independent" directors, as that term is defined in the National Association of Securities Dealers' listing standards.

      Based on the findings of the Audit Committee, our board has determined that the Audit Committee has at least one "audit committee financial expert," as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies, and that Juanita H. Hinshaw, one of our independent directors, qualifies as an audit committee financial expert.

                 Paul A. Biddelman, Chair    Juanita H. Hinshaw
                                 Sheldon Weinig

      Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

                                      * * *

                                PERFORMANCE GRAPH

      The following performance graph compares the total stockholder return on our common stock to the S&P 500 Index and a composite peer group index for the past five years. Our peer group index is comprised of the following six companies:

      -     INEI Corporation, f/k/a Insituform East Incorporated

      -     Michael Baker Corporation

      -     Granite Construction, Inc.

      -     Fluor Corporation

      -     Jacobs Engineering Group, Inc.

      -     Foster Wheeler Corp.

      As of September 5, 2003, we acquired the business of Insituform East Incorporated, including selected assets.

      At the end of 2000, Fluor Corporation, a publicly-traded company, completed a reverse spin-off of one of its businesses that resulted in two publicly-traded companies. As a result, Fluor Corporation, the company that now contains the segment relevant to our peer group index, is only included in the peer group index for 2001 through 2003, the period following the spin-off.

      The graph assumes that $100 was invested in our common stock and each index on December 31, 1998 and that all dividends were reinvested.

                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                               [PERFORMANCE GRAPH]

                                 1999      2000      2001      2002      2003       2004
Insituform Technologies, Inc.   $100.00   $141.15   $ 90.55   $ 60.35   $ 58.41   $ 80.25
S&P 500 Index                   $100.00   $ 90.89   $ 80.09   $ 62.39   $ 80.29   $ 89.02
Composite Peer Group Index      $100.00   $129.75   $160.96   $131.42   $184.97   $224.06

      Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this proxy statement, in whole or in part, the preceding performance graph shall not be deemed incorporated by reference into any such filings.

                   INFORMATION CONCERNING CERTAIN STOCKHOLDERS

      The table below sets forth certain information as of March 1, 2005 with respect to the number of shares of common stock owned by:

      - each of our executive officers or former executive officers named in the Summary Compensation Table under "Executive Compensation,"

      -     each of our directors and director nominees,

      - each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and

      -     all of our directors and executive officers as a group.


                                                                 AMOUNT AND NATURE OF      PERCENT OF
BENEFICIAL OWNER                                                BENEFICIAL OWNERSHIP(1)      CLASS
------------------------------------------------------------    -----------------------    ----------
T. Rowe Price Associates, Inc.
        100 East Pratt Street
        Baltimore, Maryland 21202...........................         3,793,700 (2)          14.1%
Royce & Associates, LLC
        1414 Avenue of the Americas
        New York, New York 10019............................         2,959,400 (3)          11.0
Barrow, Hanley, Mewhinney & Strauss, Inc.
        One McKinney Plaza
        3232 McKinney Avenue, 15th Floor
        Dallas, Texas 75204.................................         1,665,200 (4)           6.2
Kayne Anderson Rudnick Investment Management, LLC
        1800 Avenue of the Stars, Second Floor
        Los Angeles, California 90067.......................         1,662,072 (5)           6.2
Robert W. Affholder.........................................           887,343 (6)           3.3
Paul A. Biddelman...........................................            46,825 (7)            (8)
Thomas A. A. Cook...........................................                --                (8)
Stephen P. Cortinovis.......................................            58,825 (9)            (8)
John P. Dubinsky............................................            21,477 (10)           (8)
Christian G. Farman.........................................            16,375 (11)           (8)
Juanita H. Hinshaw..........................................            30,825 (12)           (8)
Thomas N. Kalishman.........................................            46,825 (13)           (8)
Alfred T. McNeill...........................................             4,200 (14)           (8)
Thomas S. Rooney, Jr........................................            97,282 (15)           (8)
Thomas W. Vaughn............................................            10,125 (16)           (8)
Sheldon Weinig..............................................            49,825 (17)           (8)
Alfred L. Woods.............................................            63,325 (18)           (8)
Directors and executive officers as a group
 (13 persons)...............................................         1,333,252 (19)          5.0


--------------------------
(1) Except as otherwise indicated, as of March 1, 2005, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after March 1, 2005, including through the exercise of stock options and in connection with deferred stock units. References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after March 1, 2005. A director would only receive shares of common stock in connection with deferred stock units within 60 days after March 1, 2005 if the director's service on the board terminated during that time period. Also included are restricted shares of common stock, over which the individual has voting power, but no investment power.

(2) The information provided herein is based on a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the Securities and Exchange Commission on February 14, 2005. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,297,200 shares of our common stock and sole dispositive power with respect to 3,793,700 shares of our common stock. These securities are owned by various individual and institutional investors, including the fund (which owns 1,600,000 shares, representing 5.9% of the shares outstanding, over which the fund has sole voting power), which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.


(3) The information provided herein is based on a Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 28, 2005. The information in the Schedule 13G/A indicates that Royce & Associates, LLC, an investment adviser, has sole voting and dispositive power with respect to all of these shares.


(4) The information provided herein is based on a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc. with the Securities and Exchange Commission on February 8, 2005. The information in the Schedule 13G/A indicates that Barrow, Hanley, Mewhinney & Strauss, Inc., an investment adviser, has sole voting power with respect to 721,200 of these shares, shared voting power with respect to 944,000 of these shares and sole dispositive power with respect to all 1,665,200 of these shares.


(5) The information provided herein is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC with the Securities and Exchange Commission on February 7, 2005. The information in the Schedule 13G/A indicates that Kayne Anderson Rudnick Investment Management, LLC, an investment adviser, has sole voting and dispositive power with respect to all of these shares.

(6)   Represents: (a) 348,243 shares held individually by Robert W. Affholder;
      (b) 196,958 shares held jointly by Robert W. Affholder and Pamela Long Affholder; (c) 286,317 shares held by The Affholder Family Partnership L.P., the sole general partners of which are The Robert W. Affholder Revocable Trust and The Pamela Long Affholder Revocable Trust (as to each of which Robert W. Affholder and Pamela Long Affholder are co-trustees);
      (d) 3,000 shares held by The Robert W. and Pamela Long Affholder Irrevocable Grandchildren's Trust (as to which Robert W. Affholder is co-trustee); (e) 46,500 stock options; and (f) 6,325 deferred stock units.


(7) Represents 3,000 shares of common stock, 37,500 stock options and 6,325 deferred stock units.


(8)   Less than one percent.

(9) Represents 1,000 shares of common stock, 51,500 stock options and 6,325 deferred stock units.

(10) Represents 152 shares of common stock, 15,000 stock options and 6,325 deferred stock units.

(11) Represents 10,375 stock options, and 6,000 restricted shares of our common stock. Does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 16,500 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $2.42), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.

(12) Represents 2,000 shares of common stock, 22,500 stock options and 6,325 deferred stock units.

(13) Represents 3,000 shares of common stock, 37,500 stock options and 6,325 deferred stock units.

(14)  Represents 1,000 shares of common stock and 3,200 deferred stock units.


(15) Represents 67,100 stock options, 4,182 deferred stock units and 26,000 restricted shares of our common stock. Does not include the grant of deferred stock units on October 27, 2004, the number of which shall equal the product of 104,000 times the positive difference between the market value of one share of our common stock on October 27, 2007, over $15.50 (not to exceed $5.06), divided by the market value of one share of our common stock on such date. We will not be able to calculate the number of deferred stock units granted until after October 27, 2007.


(16) Represents 4,125 stock options and 6,000 restricted shares of our common stock.

(17) Represents 6,000 shares of common stock, 37,500 stock options and 6,325 deferred stock units.

(18) Represents 500 shares of common stock, 51,500 stock options and 11,325 deferred stock units.

(19)  Includes 381,100 stock options and 62,982 deferred stock units.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934 and written representations that no other reports were required to be filed, we believe that during 2004 all filing requirements applicable to our directors, officers and 10% stockholders under Section 16(a) were satisfied, except with respect to Thomas S. Rooney, Jr. and Thomas A. A. Cook. Each of Messrs. Rooney and Cook filed one late report in 2004 that contained information relating to one transaction effected in 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2004 with respect to the shares of common stock that may be issued under our existing equity compensation plans:


                                                                                                      NUMBER OF
                                                                                                      SECURITIES
                                                                                                      REMAINING
                                                                NUMBER OF                           AVAILABLE FOR
                                                            SECURITIES TO BE      WEIGHTED-         FUTURE ISSUANCE
                                                              ISSUED UPON      AVERAGE EXERCISE       UNDER EQUITY
                                                              EXERCISE OF          PRICE OF           COMPENSATION
                                                              OUTSTANDING        OUTSTANDING        PLANS (EXCLUDING
                                                            OPTIONS, WARRANTS  OPTIONS, WARRANTS  SECURITIES REFLECTED
                                                               AND RIGHTS         AND RIGHTS         IN COLUMN (a))
                                                                   (a)                (b)                 (c)
                                                            -----------------  -----------------  --------------------
Equity compensation plans approved by security holders          1,709,358            $ 21.46          1,036,369

Equity compensation plans not approved by security holders             --                 --                 --

Total                                                           1,709,358            $ 21.46          1,036,369


      We have never repriced options to purchase shares of our common stock and have no intention of repricing such options in the future.

         PROPOSAL 2: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

      We are asking stockholders to consider and vote upon a proposal to amend our restated certificate of incorporation to provide permissive indemnification for our employees and agents against liabilities, claims and expenses they incur while serving as our employees or agents.

      We currently are obligated by Article Seventh of our restated certificate of incorporation to indemnify our employees and agents to the full extent permitted by Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law allows a corporation to indemnify its employees and agents against expenses, judgments, fines and settlements paid in connection with claims made against its employees and agents arising out of their services to the corporation if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the corporation's best interests, and with respect to criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Similarly, a corporation is also allowed under
Section 145 of the Delaware General Corporation Law to indemnify its employees and agents against expenses they incur in connection with a suit by the corporation or in the right of the corporation against the employee or agent arising from their services to the corporation if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation as long as they are not found to be liable to the corporation, unless a court determines the employee or agent is otherwise entitled to indemnification.

PURPOSE OF AMENDMENT


      The proposed amendment to our restated certificate of incorporation is principally intended to allow us, but not obligate us, to provide indemnification to our employees and agents in accordance with Section 145 of the Delaware General Corporation Law. Our board believes that, although appropriate steps should be taken to protect our employees and agents against personal liability for claims brought against them, we should not be obligated to do so in every circumstance. This amendment would allow us flexibility to determine, on a case-by-case basis, whether we will provide indemnification to our employees and agents for liabilities, claims and expenses they incur in performing services for us.

EFFECT OF AMENDMENT

      This amendment would only affect our obligation to provide indemnification to our employees and agents who are not also officers and directors. We currently are obligated by Article Seventh of our restated certificate of incorporation to indemnify our directors and officers to the full extent permitted by Section 145 of the Delaware General Corporation Law. This obligation to provide indemnification to our officers and directors would continue and would not be affected by the proposed amendment.

TEXT OF PROPOSED AMENDMENT

      The amendment described in this Proposal 2 would read in its entirety as set forth in the form attached as Appendix A to this proxy statement.

EFFECTIVENESS OF AMENDMENT

      If stockholders approve this Proposal 2, the proposed amendment to our restated certificate of incorporation will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State. We will file the certificate of amendment promptly after the annual meeting if the amendment is approved by our stockholders.

APPROVAL OF PROPOSAL 2

      Approval of this Proposal 2 will require the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting.

      The Board adopted the amendment on January 26, 2005 and is seeking approval by the stockholders through this proxy solicitation.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION.

         PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


      Our board of directors, upon the recommendation of the Audit Committee of the board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005. A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.


      PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at our annual meeting and to respond to appropriate questions from our stockholders. Such representatives will have the opportunity to make statements if they so desire.

INDEPENDENT AUDITORS' FEES

      Consistent with its charter adopted by our board of directors, the Audit Committee pre-approves all auditing services and all significant non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors. Proposed auditing and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services. The Audit Committee's approval is required to exceed the budgeted amount. In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees. If the Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

      In our two most recent fiscal years, we paid the following amounts to our independent auditors:

                                                 2004           2003
                                             -----------   --------------
Audit Fees................................   $   852,650   $   613,975 (1)
Audit-Related Fees........................        24,350       138,850
Tax Fees..................................       344,000       275,742
All Other Fees............................            --            --
                                             -----------   -----------
Total.....................................   $ 1,221,000   $ 1,028,567
                                             ===========   ===========

---------------

(1) Represents an aggregate of $369,000 paid to PricewaterhouseCoopers LLP for the 2003 fiscal year audit, as reported in the proxy statement for our 2004 annual meeting of stockholders, and a supplemental payment of $244,975 in March 2004, for services performed in connection with the 2003 fiscal year audit.



      AUDIT FEES. We paid an aggregate of $852,650 to PricewaterhouseCoopers LLP for the 2004 fiscal year audit, for the reviews of the financial statements included in our 2004 quarterly reports on Form 10-Q, and for statutory and subsidiary audits. In 2003, we paid an aggregate of $613,975 to PricewaterhouseCoopers LLP for these services.



      AUDIT-RELATED FEES. In 2004, we paid PricewaterhouseCoopers LLP $24,350 for assurance and related services that were reasonably related to the performance of PricewaterhouseCoopers LLP's audit and review of our financial statements. These services included employee benefit plan audits, consultation in connection with acquisitions and consultation concerning financial accounting and reporting standards. All of these services were pre-approved by our Audit Committee. In 2003, we paid an aggregate of $138,850 to PricewaterhouseCoopers LLP for these services.



      TAX FEES. In 2004, we paid PricewaterhouseCoopers LLP $344,000 for tax services, which primarily consisted of services for federal, state and international tax compliance, tax planning and tax consultation, exclusive of tax services rendered in connection with the audit. Our Audit Committee pre-approved all of these services. In 2003, we paid an aggregate of $275,742 to PricewaterhouseCoopers LLP for these services.



      ALL OTHER FEES. In 2004 and 2003, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.


      We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

APPROVAL OF PROPOSAL 3

      Approval of this Proposal 3 will require the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting.


      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.


                                  OTHER MATTERS

      The board does not know of any other matters which may be brought before the annual meeting. However, if any other matters are properly presented for action, it is the intention of the persons named on the accompanying proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

                              STOCKHOLDER PROPOSALS


      Our by-laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary. We must receive stockholder proposals intended to be presented at the 2006 annual meeting by November 24, 2005 in order to be considered for inclusion in our proxy statement relating to such meeting. Stockholder proposals that do not appear in the proxy statement may be considered at a meeting of stockholders only if written notice of the proposal is delivered to or mailed and received at our principal executive office not less than 90 days (which for the 2006 annual meeting of stockholders would be January 27, 2006) nor more than 120 days (which for the 2006 annual meeting of stockholders would be December 28, 2005) prior to the anniversary date of the preceding year's annual meeting of stockholders.


      However, if the date of the annual meeting is advanced or delayed by more than 30 days compared to the date of the preceding year's annual meeting, notice by the stockholder to be timely made must be received not later than the close of business on the later of:

      -     the ninetieth day prior to the meeting, or

      - the tenth day following the date on which the date set for the meeting is first announced publicly.


      Notwithstanding the foregoing requirements, a proxy may confer discretionary authority to vote on any stockholder proposal, provided that such proposal is received at least 45 days (which for the 2006 annual meeting of stockholders would be February 7, 2006) prior to the anniversary date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders.


      Any written notice of a stockholder proposal must include the information required by our by-laws and, in the case of a notice of nomination, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

      If a stockholder fails to notify us within the time limits described above of an intent to present a nomination or proposal for a stockholder vote at our 2006 annual meeting of stockholders, we will declare the nomination or business to be not properly brought before the meeting and, therefore, the nomination will be disregarded or the business will not be transacted. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our proxy statement.

                    STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

      Our board has an informal process in place for our stockholders to communicate with directors. Any stockholder wishing to contact our board or one of our directors can write to:

                           Board of Directors
                           c/o Insituform Technologies, Inc.
                           702 Spirit 40 Park Drive
                           Chesterfield, MO 63005

      All correspondence received by us and addressed as indicated above will be reviewed by appropriate Insituform personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our board's Audit Committee.

      Although our board does not have an express policy regarding director attendance at the annual meeting of stockholders, we anticipate that all directors will attend this year's annual meeting. Eight directors attended the 2004 annual meeting of stockholders.

                                          /s/ David F. Morris


                                          David F. Morris
                                          Secretary



Chesterfield, Missouri
March  24, 2005

                                                                      APPENDIX A

                          INSITUFORM TECHNOLOGIES, INC.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION

      The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article SEVENTH in its entirety and substituting therefor a new Article SEVENTH in the following form:

            "SEVENTH: The corporation shall, to the full extent permitted by
      Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify the corporation's officers and directors. The corporation may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all other persons whom it may indemnify pursuant thereto."

                          INSITUFORM TECHNOLOGIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having received the notice of the annual meeting of stockholders of Insituform Technologies, Inc. and the proxy statement, appoints Thomas S. Rooney, Jr. and David F. Morris, and each of them acting individually, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of our Class A common shares, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment or adjournments thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        ANNUAL MEETING OF STOCKHOLDERS OF

                          INSITUFORM TECHNOLOGIES, INC.

                                 APRIL 27, 2005

                      PLEASE DATE, SIGN AND MAIL YOUR PROXY
               CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

   - Please detach along perforated line and mail in the envelope provided. -


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/


1. ELECTION OF DIRECTORS:


[ ] FOR  ALL NOMINEES                       NOMINEES:



[ ] WITHHOLD AUTHORITY                   / /  PAUL A. BIDDELMAN
[ ] FOR ALL NOMINEES                     / /  STEPHEN P. CORTINOVIS
                                         / /  JOHN P. DUBINSKY
[ ] FOR ALL EXCEPT                       / /  JUANITA H. HINSHAW
   (See instructions below)              / /  ALFRED T. MCNEILL
                                         / /  THOMAS S. ROONEY, JR.
                                         / /  SHELDON WEINIG
                                         / /  ALFRED L. WOODS


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(s), MARK
             "FOR ALL EXCEPT" AND FILL IN THE CIRCLE NEXT TO EACH NOMINEE YOU WISH TO WITHHOLD, AS SHOWN HERE: [GRAPHIC]

2.    PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION.


[ ] For
[ ] Against
[ ] Abstain


3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC AUDITORS.


[ ] For
[ ] Against
[ ] Abstain


This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THE NAMED NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.


To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]



Signature of Stockholder                                   Date:
Signature of Stockholder                                   Date:



NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.